Exhibit 10.15

CARLSMED, INC.

SIGNATURE BANK

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of December 20, 2022, by and among SIGNATURE BANK (“Bank”) and CARLSMED, INC. (“Borrower”), and Borrower’s subsidiaries from time to time joined as guarantors hereto (each a “Guarantor” and, collectively, “Guarantors”; Borrower and each Guarantor are each a “Loan Party” and, collectively, “Loan Parties”).

Recitals

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower and Borrower will repay the amounts owing to Bank.

Agreement

The parties agree as follows:

1. Definitions And Construction.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to any Loan Party arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by such Loan Party, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by such Loan Party and Loan Parties’ Books relating to any of the foregoing.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Agreement” has the meaning assigned in the preamble hereof.

“Availability End Date” means June 20, 2024, provided that, if Borrower achieves the First Monthly Revenue Milestone and the Second Monthly Revenue Milestone, “Availability End Date” shall mean December 20, 2024.

“Bank” has the meaning assigned in the preamble hereof.

“Bank Expenses” means all reasonable costs or expenses (including reasonable and documented attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing, or defending the Loan Documents (including fees and expenses of appeal), incurred before, during, and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower” has the meaning assigned in the preamble hereof.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York are authorized or required to close.

“CFC” means (a) a controlled foreign corporation within the meaning of Section 957 of the IRC in which any Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the IRC and (b) any Subsidiary whose sole assets (other than a de minimis amount) are equity of one (1) or more entities described in clause (a) of this definition, in each case of clauses (a) and (b), with respect to which Borrower shall have made a determination, in its reasonable judgment, that a guaranty by, grant of a Lien by, or pledge of two-thirds (2/3) or more of the voting equity interests of such Subsidiary would result in material incremental income tax liability as a result of the application of Section 956 of the IRC, taking into account actual anticipated repatriation of funds, foreign tax credits, and other relevant factors.

“Change in Control” means a transaction in which (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction, or (b) Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding capital stock of each other Loan Party.

“Client Reporting File” means that certain Client Reporting File provided to Borrower by Bank in connection with the execution hereof, as may be amended from time to time.

“Closing Date” means the date of this Agreement.

“Code” means the New York Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto, provided that the Collateral shall not include (a) more than sixty-five percent (65%) of the stock, units, or other evidence of ownership of any CFC if the pledge of two-thirds (2/3) or more of the voting equity interests of such Subsidiary would result in material incremental income tax liability as a result of the application of Section 956 of the IRC, taking into account actual anticipated repatriation of funds, foreign tax credits, and other relevant factors or (b) any Equipment financed by a third Person and permitted by this Agreement or rights of Borrower as a licensee to the extent the granting of a security interest therein (i) would be contrary to applicable law or (ii) is prohibited by or would constitute a default under any agreement or document governing such property (but only to the extent such prohibition is enforceable under applicable law); provided that, upon the termination or lapsing of any such prohibition, such property shall automatically be part of the Collateral; and provided, further, that the provisions of this paragraph shall in no case exclude from the definition of “Collateral” any Accounts, proceeds of the disposition of any property, or general intangibles consisting of rights to payment, all of which shall at all times constitute “Collateral”.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (a) any indebtedness, lease, dividend, letter of credit, or other obligation of another; (b) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (c) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates, or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations, and like protections in each work or authorship and derivative work thereof.

“Credit Extension” means each Term Loan Advance or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts, and attachments in which any Loan Party has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“First Monthly Revenue Milestone” means Borrower’s achievement of Trailing Six-Month Revenue of at least Seven Million Dollars ($7,000,000), as determined by Bank in its good-faith business judgment with reference to the financial information provided under Section 6.3(a) hereof, prior to September 30, 2023.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures, or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Loan Parties’ right, title, and interest in and to the following: Copyrights, Trademarks, and Patents; all trade secrets, all design rights, claims for damages by way of past, present, and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Trademarks, or Patents, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals, and extensions of any of the Copyrights, Trademarks, or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all inventory in which a Loan Party has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of such Loan Party, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Loan Parties’ Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest, or other securities) any Person, or any loan, advance, or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest, or other encumbrance.

“Loan Documents” means, collectively, this Agreement, the Success Fee Agreement, any note or notes executed by Borrower, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Loan Party” or “Loan Parties” has the meaning assigned in the preamble hereof.

“Loan Parties’ Books” means all of Loan Parties’ books and records including: ledgers; records concerning Loan Parties’ assets or liabilities, the Collateral, business operations, or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Material Adverse Effect” means a material adverse effect on (a) the operations, business, or financial condition of Loan Parties and their Subsidiaries taken as a whole, (b) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (c) Loan Parties’ interest in, or the value, perfection, or priority of, Bank’s security interest in the Collateral.

“Negotiable Collateral” means all letters of credit of which a Loan Party is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Loan Parties’ Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses, and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications, and like protections, including without limitation improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same.

“Patient Implants” means customized medical device implants and associated materials produced, manufactured and/or printed by Borrower in the ordinary course of Borrower’s business.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)
Indebtedness of Loan Parties in favor of Bank arising under this Agreement or any other Loan Document;
(b)
Indebtedness existing on the Closing Date and disclosed in the Schedule;
(c)
Indebtedness (including capital lease obligations and purchase money indebtedness) secured by a Lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any given time;
(d)
Subordinated Debt;
(e)
unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(f)
either (i) the SVB Credit Card Account or (ii) unsecured Indebtedness under corporate credit cards provided by American Express used in the ordinary course of business not to exceed Three Hundred Thousand Dollars ($300,000);
(g)
other unsecured Indebtedness in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time; and
(h)
extensions, refinancings and renewals of any items of Permitted Indebtedness listed in (a) through (g) above, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiaries, as the case may be.

“Permitted Investment” means:

(a)
Investments existing on the Closing Date disclosed in the Schedule;
(b)
(i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any state thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank, and (iv) Bank’s money market accounts;

(c)
Investments constituting deposit or securities accounts (but only to the extent that Borrower is permitted to maintain such accounts pursuant to Section 6.7) in which, to the extent required pursuant to Section 7.7, Bank has a first priority perfected security interest;
(d)
Investments constituting the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
(e)
Investments (i) by any Loan Party in any other Loan Party for the ordinary and necessary current operating expenses of such Loan Party, (ii) by Borrower or any Subsidiary in any other Subsidiary (that is not a Loan Party) for the ordinary and necessary current operating expenses of such Subsidiary in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year and (iii) by any Subsidiary that is not a Loan Party in Borrower, provided that in the case of this clause (iii), if any such Investment constitutes a loan, advance or other form of Indebtedness, such Investment must also be Permitted Indebtedness hereunder;
(f)
repurchases of Borrower’s equity interests to the extent permitted under Section 7.6;
(g)
Investments accepted as consideration for Transfers permitted by Section 7.1;
(h)
Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;
(i)
joint ventures or strategic alliances in the ordinary course of Borrower’s business, provided that any cash Investments by Borrower therein does not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year;
(j)
Investments not to exceed Two Hundred Fifty Thousand Dollars ($250,000) outstanding in the aggregate at any time constituting (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plan agreements approved by Borrower’s board of directors;
(k)
Investments constituting notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this clause (k) shall not apply to Investments of Borrower in any Subsidiary; and
(l)
other Investments not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year.

“Permitted Liens” means the following:

(a)
any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;
(b)
Liens for taxes, fees, assessments, or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided that the same have no priority over any of Bank’s security interests;
(c)
Liens (i) upon or in any equipment which was not financed by Bank acquired or held by Loan Parties or any of their Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d)
Liens incurred in connection with the extension, renewal, or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal, or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed, or refinanced does not increase;
(e)
Liens of carriers, warehousemen, suppliers, mechanics, contractors or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(f)
Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
(g)
non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;
(h)
customary Liens of any bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account or securities account of Borrower, provided that (i) Bank has a first priority perfected security interest in such account and (ii) such account is permitted to be maintained pursuant to Section 6.7 of this Agreement;
(i)
pledges of deposits to secure the performance of bids, trade contracts, leases, statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; provided that the aggregate amount of such deposits do not exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time; and
(j)
Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 (Attachment) or 8.8 (Judgments).

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity, or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Reg W Affiliate” means an “affiliate” as such term is set forth in Section 23A(b)(1) of the Federal Reserve Act (12 USC 371c).

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, and the Controller of Borrower.

“Revenue” means revenue recognized in accordance with GAAP.

“SAFE” means a simple agreement for future equity by and between Borrower and one or more purchasers, pursuant to which Borrower agrees to issue certain future shares of its capital stock in exchange for a present cash payment or payments.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Second Monthly Revenue Milestone” means Borrower’s achievement of Trailing Six-Month Revenue of at least Nine Million Five Hundred Thousand Dollars ($9,500,000), as determined by Bank in its good-faith business judgment with reference to the financial information provided under Section 6.3(a) hereof, prior to March 31, 2024.

“Shares” means one hundred percent (100%) of the issued and outstanding capital stock, membership units, general partnership interest, or other securities owned or held of record by Loan Parties directly in any Person; provided, however, that Shares shall not include the equity interests described in clause (a) of the definition of “Collateral”.

“Shipped Patient Implants” means Patient Implants shipped to a hospital to be promptly implanted in a patient once delivered.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, company, or partnership in which (a) any general partnership interest or (b) more than fifty percent (50%) of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers, or trustees of the entity, at the time as of which any determination is being made, is owned by Loan Parties, either directly or through an Affiliate.

“Success Fee Agreement” means that certain Success Fee Agreement dated as of the Closing Date made by Borrower in favor of Bank, as amended, restated, supplemented or otherwise modified from time to time.

“SVB Credit Card Account” has the meaning assigned in the Schedule.

“SVB Credit Card Cash Collateral Account” has the meaning assigned in the Schedule.

“SVB LC” has the meaning assigned in the Schedule.

“SVB LC Cash Collateral Account” has the meaning assigned in the Schedule.

“Term Loan Advance” or “Term Loan Advances” means a cash advance under Section 2.1(a).

“Term Loan” means credit extensions of up to Six Million Two Hundred Fifty Thousand Dollars ($6,250,000); provided that, (a) upon achievement of the First Monthly Revenue Milestone, “Term Loan” shall mean credit extensions of up to Nine Million Three Hundred Seventy Five Thousand Dollars ($9,375,000) and (b) upon achievement of the First Monthly Revenue Milestone and the Second Monthly Revenue Milestone, “Term Loan” shall mean credit extensions of up to Twelve Million Five Hundred Thousand Dollars ($12,500,000).

“Term Loan Maturity Date” means December 20, 2026.

“Trademarks” means any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Loan Parties connected with and symbolized by such trademarks.

“Trailing Six-Month Revenue” means Revenue for the most recent six (6) calendar months for which Borrower has delivered to Bank the monthly financial reporting required by Section 6.3(a).

“Transfer” has the meaning assigned in Section 7.1.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2. Loan and Terms of Payment.

2.1 Credit Extensions.

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a)
Term Loan Advances.
(i)
Term Loan. Subject to and upon the terms and conditions of this Agreement, Borrower may request, at any time from the date hereof through the Availability End Date, and Bank agrees to make Term Loan Advances to Borrower in an aggregate amount not to exceed the Term Loan. Interest shall accrue from the date of each Term Loan Advance at the rate specified in Section 2.3, and shall be payable monthly on the 20th day of each month so long as any Term Loan Advances are outstanding. Any Term Loan Advances that are outstanding on the Availability End Date shall be payable in thirty (30) equal monthly installments of principal (provided, however, upon achievement of the First Monthly Revenue Milestone and the Second Monthly Revenue Milestone, any Term Loan Advances that are outstanding on the Availability End Date shall be payable twenty-four (24) equal monthly installments), plus all accrued interest, beginning on the date one (1) month following the Availability End Date, and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts owing under this Section 2.1(a) and any other amounts owing under this Agreement shall be immediately due and payable. Term Loan Advances, once repaid, may not be reborrowed. Borrower may prepay any Term Loan Advances, in whole or in part, without penalty or premium. Notwithstanding anything to the contrary set forth herein, Borrower hereby authorizes Bank to disburse a portion of the proceeds of any Term Loan Advance made on the Closing Date directly to Silicon Valley Bank to repay in full all Indebtedness owed by Borrower to Silicon Valley Bank (other than as set forth in the Schedule).
(ii)
Advance Request Form. When Borrower desires to obtain a Term Loan Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail to be received no later than 3:00 p.m. Eastern time three (3) Business Days before the day on which the Term Loan Advance is to be made. Such notice shall be substantially in the form set forth in the Client Reporting File. The notice shall be signed by a Responsible Officer or its designee.

2.2 [Reserved].

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rates. Except as set forth in Section 2.3(b), the Term Loan Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to the greater of (A) one percent (1.00%) below the Prime Rate or (B) five and one quarter percent (5.25%).

(b) Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than Twenty-Five Dollars ($25.00). All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence and continuance of the Event of Default.

(c) Payments. Bank may, at its option, charge accrued interest, all Bank Expenses, all Periodic Payments and all other amounts due and owing in accordance with the terms of this Agreement against any of Borrower’s deposit accounts. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d) Computation. In the event that the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360)-day year for the actual number of days elapsed.

2.4 Crediting Payments. Prior to the occurrence of an Event of Default and after any such Event of Default is waived by Bank (in its sole discretion), Bank shall credit a wire transfer of funds, check, or other item of payment to such deposit account or Obligation as Borrower specifies. During the continuance of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Eastern time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees. Borrower shall pay to Bank the following:

(a) Facility Fee. On the Closing Date, a Facility Fee equal to Thirty One Thousand Two Hundred Fifty Dollars ($31,250), which shall be nonrefundable; and

(b) Final Payment Fee. On the earlier to occur of (i) the Term Loan Maturity Date or (ii) such other date that the Term Loan Advances are repaid in full or become payable in full, a final payment fee equal to the aggregate original principal amount of the Term Loan funded hereunder multiplied by four and twenty one hundredths of a percent (4.21%).

(c) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses, and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they are incurred by Bank.

2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

3. Conditions of Loans.

3.1 Conditions Precedent to Effectiveness. The effectiveness of the Loan Documents is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement;

(b) a certificate of the Secretary of each Loan Party with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) UCC National Form Financing Statement;

(d) the Success Fee Agreement;

(e) payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

(f) initial reporting which includes: (i) the information required by Section 6.3(a) herein; (ii) year-to-date financial statements; (iii) unaudited financial statements for Borrower’s most recently completed fiscal year; and (iv) such other financial information as Bank may reasonably request;

(g) a current Compliance Certificate in accordance with Section 6.3 herein;

(h) evidence that Borrower has opened and funded not less than eighty percent (80%) of its unrestricted cash in deposit accounts held with Bank;

(i) evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.6 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank;

(j) a payoff letter from Silicon Valley Bank providing for (i) repayment in full of all Indebtedness owed by Borrower to Silicon Valley Bank (other than as set forth in the Schedule) and (ii) termination of all Liens of Silicon Valley Bank in Borrower’s properties and assets (other than as set forth in the Schedule).

(k) confirmation that Borrower is not involved in material litigation;

(l) the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of Closing Date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to the closing of the Loan Documents; and

(m) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to All Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Advance Request Form as provided in Section 2.1;

(b) each Loan Party shall be in compliance with Section 6.7 hereof;

(c) the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the date of such Advance Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by each Loan Party on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2; and

(d) Bank reasonably determines to its satisfaction that (i) it is the intention of Borrower’s investors to continue to fund Borrower in the amounts and timeframe necessary to enable Borrower to satisfy its financial obligations as they become due and payable, and (ii) there has been no material impairment in the priority of Bank’s security interest in the Collateral or the value of the Collateral.

4. Creation of Security Interest.

4.1 Grant of Security Interest. Each Loan Party grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by such Loan Party of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2 Delivery of Additional Documentation Required. Each Loan Party shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements, and other documents that Bank may reasonably request, in form reasonably satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Loan Parties from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Each Loan Party authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by a Loan Party or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice (but in any event no less than five (5) Business Days’ notice), from time to time during Loan Parties’ usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Loan Parties’ Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Loan Parties’ financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4 Pledge of Collateral. Each Loan Party hereby pledges, assigns, and grants to Bank a security interest in all of the Shares, together with all proceeds and substitutions thereof, all cash, stock, and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date, the certificate or certificates for the Shares will be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by Borrower and the other Loan Parties. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Each Loan Party will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Loan Parties shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers, and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver, or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers, and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

5. Representations and Warranties.

Each Loan Party represents and warrants as follows:

5.1 Due Organization and Qualification. Each Loan Party and each Subsidiary is a corporation or limited liability company duly existing under the laws of its state of incorporation or formation and is qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to be so qualified or licensed could not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within each Loan Party’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in any Loan Party’s Certificate of Incorporation or Bylaws, or Certificate of Organization or Formation or Limited Liability Company or Operating Agreement, as applicable, nor will they constitute an event of default under any material agreement to which any Loan Party is a party or by which any Loan Party is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3 No Prior Encumbrances. Each Loan Party and each Subsidiary has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4 Revenue Contracts. The contracts yielding Revenue (included in the calculation of the First Monthly Revenue Milestone and the Second Monthly Revenue Milestone) are bona fide existing obligations. The property and services giving rise to such contracts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor. No Loan Party has received notice of an actual or imminent Insolvency Proceeding of any account debtor under a contract yielding Revenue (included in the calculation of the First Monthly Revenue Milestone and the Second Monthly Revenue Milestone).

5.5 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6 Intellectual Property. Each Loan Party is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by such Loan Party to its customers in the ordinary course of business or licenses for the use of Intellectual Property granted by such Loan Party to third parties in the ordinary course of business that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States. Each of the Patents is valid and enforceable, and no part of the Intellectual Property that is material to any Loan Party’s business has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party. Except as set forth in the Schedule or as disclosed in writing from time to time pursuant to Section 6.9, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering, or disposition of any product or service. Except as set forth in the Schedule, no Loan Party is a party to, or bound by, any agreement that restricts the grant by such Loan Party of a security interest in such Loan Party’s rights under such agreement.

5.7 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, no Loan Party has done business under any name other than that specified on the signature page hereof. The chief executive office of Loan Parties is located at the address indicated in Article 10 hereof or for which notice has been provided in accordance with Section 7.2. Except as permitted pursuant to Section 7.10, each Loan Party’s Inventory and Equipment (other than Shipped Patient Implants) is located only at the location set forth in Article 10 hereof.

5.8 Litigation. Except as set forth in the Schedule or for which notice has been provided in accordance with Section 6.3(d)(ii), there are no actions or proceedings pending by or against any Loan Party or any Subsidiary before any court or administrative agency in which an adverse decision could reasonably be expected to have a Material Adverse Effect or a material adverse effect on such Loan Party’s interest or Bank’s security interest in the Collateral.

5.9 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Loan Parties and any Subsidiaries that Bank has received from Loan Parties fairly present in all material respects Loan Parties’ financial condition as of the date thereof and Loan Parties consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Loan Parties since the date of the most recent of such financial statements submitted to Bank.

5.10 Solvency; Payment of Debts. (a) Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement and (b) the Loan Parties are able to pay their consolidated debts (including trade debts) as they mature; the fair saleable value of the Loan Parties’ assets, on a consolidated basis (including goodwill minus disposition costs), exceeds the fair value of their liabilities; and the Loan Parties, on a consolidated basis, are not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.11 Regulatory Compliance. Each Loan Party and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from any Loan Party’s failure to comply with ERISA that could reasonably be expected to result in any Loan Party incurring any material liability. No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. No Loan Party is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Each Loan Party has complied with all of the provisions of the Federal Fair Labor Standards Act. No Loan Party has violated any statutes, laws, ordinances, or rules applicable to it, violation of which could reasonably be expected to have a Material Adverse Effect.

5.12 Environmental Condition. Except as disclosed in the Schedule, no Loan Party’s or any Subsidiary’s properties or assets have ever been used by any Loan Party or any Subsidiary or, to the best of each Loan Party’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, no Loan Party’s properties or assets have ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site or as a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by any Loan Party or any Subsidiary; and no Loan Party nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state, or other governmental agency concerning any action or omission by any Loan Party or any Subsidiary resulting in the releasing or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13 Taxes. Each Loan Party and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid or have made adequate provision for the payment of, all taxes reflected therein, except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes are not federal or state income taxes and do not, individually or in the aggregate, exceed Fifty Thousand Dollars ($50,000).

5.14 Subsidiaries. No Loan Party owns any stock, partnership interest, or other equity securities of any Person, except for Permitted Investments.

5.15 Government Consents. Each Loan Party and each Subsidiary have obtained all material consents, approvals, and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of each Loan Parties’ business as currently conducted.

5.16 Accounts. Except as permitted by Section 6.7, no Loan Party’s nor any Subsidiary’s property is maintained or invested with a Person other than Bank.

5.17 Shares. Each Loan Party has full power and authority to create a first lien on the Shares, and no disability or contractual obligation exists that would prohibit any Loan Party from pledging the Shares pursuant to this Agreement. To each Loan Party’s knowledge, there are no subscriptions, warrants, rights of first refusal, or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued and are fully paid and non-assessable. To each Loan Party’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative, or other proceeding, and no Loan Party knows of reasonable grounds for the institution of any such proceedings. Except for certificates of Shares delivered to Bank, if any, no interest in any limited liability company or limited partnership controlled by any Loan Party is represented by a certificate. With respect to each limited liability company or limited partnership controlled by any Loan Party whose interests are uncertificated, such limited liability company or limited partnership has not elected, whether in its limited liability company agreement or limited partnership agreement or otherwise, to have such interests be treated as a “Security” within the meaning of Article 8 of the Code.

5.18 Full Disclosure. No representation, warranty, or other statement made by any Loan Party in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto from time to time), it being recognized by Bank that the projections and forecasts provided by Loan Party in good faith and based upon the reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6. Affirmative Covenants.

Each Loan Party shall do all of the following:

6.1 Good Standing. Each Loan Party shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and shall maintain qualification in each jurisdiction in which it is required under applicable law. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals, and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

6.2 Government Compliance. Each Loan Party shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Each Loan Party shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances, and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

6.3 Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank: (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, (i) a company prepared consolidated balance sheet, income statement, and cash flow statement covering Loan Parties’ consolidated operations during such period, prepared in accordance with GAAP, consistently applied, (ii) aged listings of accounts receivable and accounts payable and (iii) a report of Revenue and Trailing Six-Month Revenue, in each case, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (b) as soon as available, but in any event before August 31 of each fiscal year, audited consolidated financial statements of Loan Parties for the prior fiscal year, prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank (or an opinion qualified for going concern so long as Borrower’s investors provide additional equity as needed); (c) copies of all statements, reports, and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened by or against any Loan Party or any Subsidiary that could reasonably be expected to (i) result in damages or costs of Two Hundred Fifty Thousand Dollars ($250,000) or more or (ii) have a Material Adverse Effect or a material adverse effect on a Loan Party’s interest or Bank’s security interest in the Collateral; (e) as soon as available, but in any event within forty-five (45) days after the end of each fiscal year of Borrower, (i) annual operating budgets (including income statements, balance sheets, and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (ii) annual financial projections for the following fiscal year as approved by Borrower’s Board of Directors, together with any related business forecasts used in the preparation of such annual financial projections; (f) in the event that Borrower conducts a new or updated written report of valuation of the shares of Borrower’s common stock conducted for purposes of Borrower’s compliance with 409A of the IRC, Borrower shall provide Bank a copy thereof within thirty (30) days of receipt by Borrower; and (g) such budgets, sales projections, operating plans, or other financial information as Bank may reasonably request from time to time.

Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form set forth in the Client Reporting File.

Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing.

As soon as possible and in any event within three (3) calendar days after a Responsible Officer or any other officer of Borrower becoming aware of the occurrence or existence of an Event of Default hereunder, Borrower shall deliver to Bank a written statement of a Responsible Officer setting forth details of the Event of Default and the action which Borrower has taken or proposes to take with respect thereto.

6.4 Inventory; Returns. Each Loan Party shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between a Loan Party and its account debtors shall be on the same basis and in accordance with the usual customary practices of such Loan Party, as they exist at the time of the execution and delivery of this Agreement. Each Loan Party shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute, or claim involves more than Two Hundred Fifty Thousand Dollars ($250,000).

6.5 Taxes. Each Loan Party shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and each Loan Party will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower or such Loan Party and Subsidiary has made such payments or deposits; provided that no Loan Party or Subsidiary needs to make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Loan Party or Subsidiary.

6.6 Insurance.

(a) Each Loan Party, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where such Loan Party’s business is conducted on the date hereof. Each Loan Party shall also maintain insurance relating to such Loan Party’s business, ownership, and use of the Collateral in amounts and of a type that are customary to businesses similar to such Loan Party.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional lender’s loss payee thereof, and all liability insurance policies shall show Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days’ notice (or ten (10) days in the case of non-payment of premium) to Bank before canceling its policy for any reason. Upon Bank’s request, each Loan Party shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

6.7 Accounts. Each Loan Party shall (a) maintain and shall cause each of its Subsidiaries to maintain all of its depository and operating accounts and its primary investment accounts with Bank and (b) endeavor to utilize and shall cause each of its Subsidiaries to endeavor to utilize Bank for all ACH activity and other banking services required by such Loan Party, including, but not limited to, foreign currency wires, hedges, swaps, foreign exchange contracts, letters of credit and Bank’s International Banking Division for any international banking services related to the foregoing. Notwithstanding the foregoing, Loan Parties may keep, outside Bank, (x) their existing deposit accounts until the date that is sixty (60) days after the Closing Date and such accounts will not be required to be subject to an account control agreement; provided that (i) any amounts funded to a deposit account held with Bank pursuant to Section 3.1(h) shall not be transferred to any Loan Party deposit account outside Bank during such sixty (60) day period and (ii) Loan Parties shall maintain at least eighty percent (80%) of their unrestricted cash in deposit accounts held with Bank at all times during such sixty (60) day period; provided further that the SVB Credit Card Cash Collateral Account and the SVB LC Cash Collateral Account shall not be subject to such sixty (60) day period, (y) credit cards described in clause (f) of the definition of “Permitted Indebtedness” and (z) the SVB LC until the expiration date thereof.

6.8 Creation/Acquisition of Subsidiaries. In the event that any Loan Party creates or acquires any Subsidiary, such Loan Party shall promptly notify Bank of such creation or acquisition, and such Loan Party shall take all actions reasonably requested by Bank to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (a) to cause such New Subsidiary, if such New Subsidiary is not a CFC, to become either a co-borrower hereunder or a secured guarantor with respect to the Obligations, and (b) to grant and pledge to Bank a perfected security interest in the Shares held by such Loan Party of any such New Subsidiary.

6.9 Consent of Inbound Licensors. Prior to entering into or becoming bound by any material inbound license or agreement, Borrower shall: (a) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (b) upon Bank’s request, in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.10 Further Assurances. At any time and from time to time each Loan Party shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7. Negative Covenants.

No Loan Party will do any of the following:

7.1 Dispositions. Convey, sell, lease, transfer, or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (a) Transfers of Inventory (including, for the avoidance of doubt, the sale of Patient Implants) in the ordinary course of business; (b) Transfers of non-exclusive licenses and similar arrangements for the use of the property of any Loan Party or its Subsidiaries in the ordinary course of business and licenses of Intellectual Property to third parties in the ordinary course of business that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States; (c) Transfers of worn-out or obsolete Equipment which was not financed by Bank; (d) Transfers of Cash or cash equivalents in the ordinary course of business and not otherwise prohibited by this Agreement; (e) Transfers constituting Permitted Liens; and (f) Transfers of other assets of Borrower and its Subsidiaries that do not in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year.

7.2 Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Loan Parties and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Loan Parties as of the Closing Date; or suffer or permit a Change in Control; or without fifteen (15) days’ prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or, without Bank’s prior written consent, change the date on which its fiscal year ends; or suffer a change on its Board of Directors which results in the failure of at least one (1) partner of (a) B Capital Group or any of its Affiliates or (b) U.S. Venture Partners or any of its Affiliates to serve as a voting member, in such case without the prior written consent of Bank which may be withheld in Bank’s sole discretion.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.4 Indebtedness. Create, incur, assume, or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or enter into or remain liable under any SAFE (or similar agreement) containing terms providing for a cash payment to be made to the purchaser or purchasers thereunder, the return of any purchase price to the purchaser or purchasers thereunder or any similar payment or payments, other than Permitted Indebtedness.

7.5 Encumbrances. Create, incur, assume, or suffer to exist any Lien with respect to any of its property (including without limitation its Intellectual Property), or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property (including without limitation its Intellectual Property), or permit any Subsidiary to do so.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement, or purchase of any capital stock, except that such Loan Party may (a) repurchase the stock or other equity interests of former employees or directors pursuant to stock repurchase agreements, employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans or agreements in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year, so long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (b) repurchase the stock of former employees or directors pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees or directors to such Loan Party regardless of whether an Event of Default exists, (c) convert any of its convertible securities into equity securities pursuant to the terms of such convertible securities or otherwise in exchange thereof and (d) pay dividends solely in the form of common stock.

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance reasonably satisfactory to Bank (except as expressly permitted in Section 6.7); or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to any Loan Party.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Loan Party except for (a) transactions that are in the ordinary course of such Loan Party’s business, upon fair and reasonable terms that are no less favorable to such Loan Party than would be obtained in an arm’s-length transaction with a non-affiliated Person, (b) Subordinated Debt, (c) reasonable and customary director, officer and employee compensation and other ordinary course benefits approved by Borrower’s board of directors, (d) distributions permitted under Section 7.6 and (e) transactions constituting bona fide equity financing rounds which do not cause a Change in Control and are on reasonable and customary terms. Without the prior written consent of Bank in its sole and absolute discretion, no part of the proceeds of the Credit Extensions may be used (a) to purchase any asset or securities (i) issued by any Reg W Affiliate of Bank, (ii) in respect of which, and during any period when, any Reg W Affiliate of Bank has acted as an underwriter, (iii) sold by any Reg W Affiliate of Bank acting as a principal, (iv) if the transaction would otherwise result in a violation of Regulation W issued by the Board of Governors of the Federal Reserve System of the United States, as may be amended from time to time, or (v) if the transaction would not comply with 12 C.F.R. 223.16; (b) to pay, in whole or in part, directly or indirectly, any loan made by any Reg W Affiliate of Bank; or (c) for the benefit of, or to transfer such proceeds to, any Reg W Affiliate of Bank.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10 Inventory and Equipment. Store Inventory or Equipment (other than Shipped Patient Implants) in excess of Two Hundred Fifty Thousand Dollars ($250,000) with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory (other than Shipped Patient Implants) at any location where Borrower’s net fixed assets exceed Five Hundred Thousand Dollars ($500,000), unless the landlord has been notified of Bank’s security interest and Bank has received a landlord waiver in form and substance reasonably satisfactory to Bank, duly executed by such Loan Party and such landlord.

7.11 Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

8. Events of Default.

Any one (1) or more of the following events shall constitute an event of default under this Agreement (each an “Event of Default”).

8.1 Payment Default. If Borrower or any other Loan Party fails to pay, when due, any of the Obligations;

8.2 Covenant Default.

(a) If any Loan Party fails to perform any obligation under Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8 or 6.9 or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If any Loan Party fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between any Loan Party and Bank and as to any default under such other term, provision, condition, or covenant that can be cured, has failed to cure such default within ten (10) days after any Loan Party receives notice thereof or any officer of any Loan Party becomes aware thereof; provided, however, that, if the default cannot by its nature be cured within the ten (10)-day period or cannot after diligent attempts by such Loan Party be cured within such ten (10)-day period and such default is likely to be cured within a reasonable time, such Loan Party shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, so long as each Loan Party continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 Investor Abandonment. Bank determines, in its good faith judgment, that it is the intention of Borrower’s investors to not continue to fund Borrower in the amounts and timeframe necessary to enable Borrower to satisfy its financial obligations as they become due and payable;

8.4 Impairment. Bank determines, in its good faith judgment, that there is a material impairment in the priority of Bank’s security interest in the Collateral or the value of the Collateral;

8.5 Attachment. If any portion of any Loan Party’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver, or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant, or levy has not been removed, discharged, or rescinded within ten (10) days, or if any Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of any Loan Party’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any Loan Party’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after such Loan Party receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Loan Party (provided, further, that no Credit Extensions will be required to be made during such cure period);

8.6 Insolvency. If any Loan Party becomes insolvent, or if an Insolvency Proceeding is commenced by any Loan Party, or if an Insolvency Proceeding is commenced against any Loan Party and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.7 Other Agreements. If there is a default or other failure to perform in any agreement to which any Loan Party is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or which could reasonably be expected to have a Material Adverse Effect;

8.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (not covered by independent third party insurance that meets the requirements of Section 6.6 as to which liability has been accepted by such insurance carrier) shall be rendered against any Loan Party and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9. Bank’s Rights and Remedies.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one (1) or more of the following, all of which are authorized by each Loan Party:

(a) declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that, upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Bank);

(b) cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c) settle or adjust disputes and claims directly with account debtors for amounts, upon terms, and in whatever order that Bank reasonably considers advisable;

(d) make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Upon the occurrence and during the continuance of an Event of Default, (i) each Loan Party agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate, (ii) each Loan Party authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith and (iii) with respect to any of a Loan Party’s owned premises, such Loan Party hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) set off and apply to the Obligations any and all (i) balances and deposits of any Loan Party held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of any Loan Party held by Bank;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, each Loan Party’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, each Loan Party’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g) dispose of the Collateral by way of one (1) or more contracts or transactions, for cash or on terms, in such manner, and at such places (including any Loan Party’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(h) Bank may credit bid and purchase at any public sale; and

(i) any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Loan Party hereby irrevocably appoints Bank (and any of Bank’s designated officers or employees) as such Loan Party’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse such Loan Party’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign such Loan Party’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to such Loan Party’s policies of insurance; and (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable. In addition, each Loan Party hereby irrevocably appoints Bank (and any of Bank’s designated officers or employees) to file, in its sole discretion, one (1) or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Bank as each Loan Party’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence and during the continuance of an Event of Default, (a) Bank may notify any Person owing funds to any Loan Party of Bank’s security interest in such funds and verify the amount of such Account and (b) Borrower shall collect all amounts owing to such Loan Party for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If any Loan Party fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage, or destruction of the Collateral shall be borne by Loan Parties, except such loss, damage or destruction that is directly caused by Bank’s gross negligence or willful misconduct.

9.6 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on any Loan Party’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7 Demand; Protest. Each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which any Loan Party may in any way be liable.

10. Notices. All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below. Bank or Borrower may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Article 10.

If to a Loan Party:	CARLSMED, INC. 1800 Aston Avenue, Suite 100 Carlsbad, CA 92008 Attn: Michael Cordonnier, Chief Executive Officer [***]
With a copy to:	Morrison & Foerster LLP 12531 High Bluff Drive San Diego, CA 92130-2040 Attn: Jim Krenn [***]
If to Bank:	SIGNATURE BANK Signature Bank – Venture Banking Group 565 Fifth Avenue New York, NY 10017 Attn: Justin McDonie [***]

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. Governing Law. This Agreement shall be deemed to have been made under and shall be governed by the laws of the State of New York (without regard to choice of law principles except as set forth in Section 5-1401 of the New York General Obligations Law) in all respects, including matters of construction, validity, and performance, and that none of its terms or provisions may be waived, altered, modified, or amended except as Bank may consent thereto in writing duly signed for and on its behalf.

12. Jurisdiction and Jury Trial Waiver.

12.1 Each Loan Party hereby irrevocably consents that any suit, legal action or proceeding against such Loan Party or any of its properties with respect to any of the rights or obligations arising directly or indirectly under or relating to this Agreement or any other Loan Document may be brought in any jurisdiction, including, without limitation, any New York State or United States Federal Court located in the Southern District of New York, as Bank may elect, and by execution and delivery of this Agreement, each Loan Party hereby irrevocably submits to and accepts with regard to any such suit, legal action, or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Loan Party hereby irrevocably consents to the service of process in any such suit, legal action, or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to Borrower at its address set forth herein. The foregoing shall not limit the right of Bank to serve process in any other manner permitted by law or to bring any suit, legal action, or proceeding or to obtain execution of judgment in any other jurisdiction.

12.2 Each Loan Party hereby irrevocably waives any objection which such Loan Party may now or hereafter have to the laying of venue of any suit, legal action, or proceeding arising directly or indirectly under or relating to this Agreement or any other Loan Document in any state or federal court located in any jurisdiction, including without limitation any state or federal court located in the Southern District of New York chosen by Bank in accordance with this Article 12 and hereby further irrevocably waives any claim that a court located in the Southern District of New York is not a convenient forum for any such suit, legal action, or proceeding.

12.3 Each Loan Party hereby irrevocably agrees that any suit, legal action, or proceeding commenced by any Loan Party with respect to any rights or obligations arising directly or indirectly under or relating to this Agreement or any other Loan Document (except as expressly set forth therein to the contrary) shall be brought exclusively in any New York State or United States Federal Court located in the Southern District of New York.

12.4 Each Loan Party hereby waives any defense or claim based on marshaling of assets or election or remedies or guaranties.

12.5 Each Loan Party and Bank (by its acceptance of this Agreement) hereby irrevocably waive all right to trial by jury in any action, proceeding, or counterclaim arising out of or relating to any obligation of any Loan Party or this Agreement or any other Loan Document.

13. General Provisions.

13.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by any Loan Party without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to any Loan Party to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits hereunder; provided, however, so long as no Event of Default has occurred and is continuing, Bank may not transfer its obligations, rights or benefits hereunder without Borrower’s consent to (a) any Person which is known to Bank to be a competitor of Borrower or (b) a hedge fund or private equity fund that invests primarily in debt considered to be distressed or in default.

13.2 Indemnification. Borrower shall defend, indemnify, and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and any Loan Party whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

13.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5 Amendments in Writing; Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.6 Counterparts/Acceptance. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Bank hereby acknowledges and agrees that this Agreement has been executed and accepted by Bank in the State of New York.

13.7 Survival. All covenants, representations, and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs, and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.8 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (a) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Loan Parties, (b) to prospective transferees or purchasers of any interest in the Loans, (c) as required by law, regulations, rule or order, subpoena, judicial order, or similar order, (d) as may be required in connection with the examination, audit, or similar investigation of Bank, and (e) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (x) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (y) is disclosed to Bank by a third party, provided that Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

13.9 Patriot Act Notice. Bank notifies each Loan Party that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies such Loan Party, which information includes names and addresses and other information that will allow Bank to identify such Loan Party in accordance with the Patriot Act.

13.10 Marketing Consent. Borrower hereby authorizes Bank and its affiliates, at their respective sole expense, but without any prior approval by Borrower, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless Borrower notifies Bank in writing that such authorization is revoked.

13.11 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager, or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored, or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored, or returned.

14. Guaranty.

14.1 For and in consideration of the Credit Extensions by Bank to Borrower hereunder, and acknowledging that Bank would not enter into this Agreement without the benefit of this guaranty, each Guarantor hereby unconditionally and irrevocably guarantees the prompt and complete payment of all amounts that Borrower owes to Bank under this Agreement and performance by Borrower of this Agreement and the other Loan Documents in strict accordance with their respective terms. This guaranty is a continuing guaranty that covers, without limitation, new debts incurred by Borrower under the Loan Documents.

14.2 If Borrower does not pay any amount or perform its Obligations in strict accordance with the Loan Documents, each Guarantor shall immediately pay all amounts due thereunder (including, without limitation, all principal, interest, and fees) and otherwise proceed to complete the same and satisfy all of Borrower’s Obligations under the Loan Documents.

14.3 The obligations hereunder are joint and several, and the obligations hereunder are independent of the Obligations of Borrower and any other Person or entity, and a separate action or actions may be brought and prosecuted against any Guarantor whether action is brought against Borrower or whether Borrower be joined in any such action or actions. Each Guarantor waives the benefit of any statute of limitations affecting their liability hereunder, or the enforcement thereof, to the extent permitted by law. Guarantors’ liability under this guaranty is not conditioned or contingent upon the genuineness, validity, regularity, or enforceability of the Loan Documents.

14.4 Each Guarantor authorizes Bank, without notice or demand and without affecting its liability hereunder, from time to time to (a) renew, extend, or otherwise change the terms of the Loan Documents or any part thereof; (b) take and hold security for the payment of this guaranty or the Loan Documents, and exchange, enforce, waive, and release any such security; and (c) apply such security and direct the order or manner of sale thereof as Bank in its sole discretion may determine.

14.5 Each Guarantor waives any right to require Bank to (a) proceed against Borrower, any other guarantor, or any other Person; (b) proceed against or exhaust any security held from Borrower; or (c) pursue any other remedy in Bank’s power whatsoever. Bank may, at its election, exercise or decline or fail to exercise any right or remedy it may have against Borrower or any security held by Bank, including without limitation the right to foreclose upon any such security by judicial or nonjudicial sale, without affecting or impairing in any way the liability of Guarantors hereunder. Each Guarantor waives any defense arising by reason of any disability or other defense of Borrower or by reason of the cessation from any cause whatsoever of the liability of Borrower. Each Guarantor waives any setoff, defense, or counterclaim that Borrower may have against Bank. Each Guarantor waives any defense arising out of the absence, impairment, or loss of any right of reimbursement or subrogation or any other rights against Borrower. Until all of the amounts that Borrower owes to Bank have been paid in full, no Guarantor shall have any right of subrogation or reimbursement, contribution, or other rights against Borrower, and each Guarantor waives any right to enforce any remedy that Bank now has or may hereafter have against Borrower. Each Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this guaranty and of the existence, creation, or incurring of new or additional indebtedness. Guarantors assume the responsibility for being and keeping themselves informed of the financial condition of Borrower and of all other circumstances bearing upon the risk of nonpayment of any indebtedness or nonperformance of any Obligation of Borrower, warrant to Bank that they will keep so informed and agree that, absent a request for particular information by a Guarantor, Bank shall not have any duty to advise any Guarantor of information known to Bank regarding such condition or any such circumstances. Each Guarantor waives any benefits that it has that permits a subordinating creditor to assert suretyship defenses or that gives a subordinating creditor rights to require a senior creditor to marshal assets. No Guarantor will assert any such defense or right.

14.6 If Borrower becomes insolvent or is adjudicated bankrupt or files a petition for reorganization, arrangement, composition, or similar relief under any present or future provision of the United States Bankruptcy Code, or if such a petition is filed against Borrower, and in any such proceeding some or all of any indebtedness or Obligations under the Loan Documents are terminated or rejected or any Obligation of Borrower is modified or abrogated, or if Borrower’s Obligations are otherwise avoided for any reason, each Guarantor agrees that its liability hereunder shall not thereby be affected or modified and such liability shall continue in full force and effect as if no such action or proceeding had occurred. This guaranty shall continue to be effective or be reinstated, as the case may be, if any payment must be returned by Bank upon the insolvency, bankruptcy, or reorganization of Borrower, any Guarantor, or otherwise, as though such payment had not been made.

14.7 Any indebtedness of Borrower now or hereafter held by a Guarantor is hereby subordinated to any indebtedness of Borrower to Bank; and such indebtedness of Borrower to a Guarantor shall be collected, enforced, and received by such Guarantor as trustee for Bank and be paid over to Bank on account of the indebtedness of Borrower to Bank but without reducing or affecting in any manner the liability of any Guarantor under the other provisions of this guaranty.

14.8 Each Guarantor agrees to pay all Bank Expenses which may be incurred by Bank in the enforcement of this guaranty. No terms or provisions of this guaranty may be changed, waived, revoked, or amended without Bank’s prior written consent. Should any provision of this guaranty be determined by a court of competent jurisdiction to be unenforceable, all of the other provisions shall remain effective. This guaranty, together with any agreements (including without limitation any security agreements or any pledge agreements) executed in connection with this guaranty, embodies the entire agreement among the parties hereto with respect to the matters set forth herein and supersedes all prior agreements among the parties with respect to the matters set forth herein. No course of prior dealing among the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement, modify, or vary any of the terms hereof. There are no conditions to the full effectiveness of this guaranty. Bank may assign this guaranty without in any way affecting any Guarantor’s liability under it. This guaranty shall inure to the benefit of Bank and its successors and assigns. This guaranty is in addition to the guarantees of any other guarantors and any and all other guarantees of Borrower’s indebtedness or liabilities to Bank.

14.9 All payments made by a Guarantor hereunder will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature now or hereafter imposed by any governmental authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of Bank pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of Bank is located or any subdivision thereof or therein) and all interest, penalties, or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments, or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, Guarantors agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this guaranty, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein and in this Agreement.

[Balance of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CARLSMED, INC.

By:	/s/ Michael Cordonnier

Name:	Michael Cordonnier

Title:	Chairman, CEO, President, Treasurer

SIGNATURE BANK

By:	/s/ Matthew K. Jacobs

Name:	Matthew K. Jacobs

Title:	Senior Vice President

[Signature Page to Loan and Security Agreement]

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT

TO LOAN AND SECURITY AGREEMENT

A-1

SCHEDULE OF EXCEPTIONS

Corporate Resolutions to Borrow

1

ATTACHMENT A

CERTIFICATE OF INCORPORATION

Attachment A

ATTACHMENT B

BYLAWS OF THE CORPORATION